SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  February 9, 2010

WINDTAMER CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

New York

(State or Other Jurisdiction of Incorporation)

000-53510	16-1610794
(Commission File Number)	(IRS Employer Identification No.)

6053 Ely Avenue, Livonia, New York	14487
(Address of Principal Executive Offices)	(Zip Code)

(585) 346-6442

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)           On February 9, 2010, the Board of Directors of WindTamer Corporation (the “Company”) elected John P. Blake as a Director of the Company effective February 9, 2010.  In connection with the election, the Board increased its number of members from 6 to 7.  Since 2007, Mr. Blake has served as the Executive Deputy Secretary of the Department of Community and Economic Development of the Commonwealth of Pennsylvania.

In connection with his election, Mr. Blake was granted an option under the Company's 2008 Equity Incentive Plan to purchase 183,333 shares of the Company's common stock.  This award is the pro-rated annual award for non-employee directors under the Company's Non-Employee Director Compensation Plan.  The option has a term of 10 years, vests on the first anniversary of his start date and has an exercise price of $0.61 per share.  The award is contained in a Stock Option Award Agreement with Mr. Blake dated February 9, 2010.  Mr. Blake will also be eligible to receive an annual grant of stock options under the Non-Employee Director Compensation Plan in future years.

There is no arrangement or understanding between Mr. Blake and any other person, pursuant to which Mr. Blake is to be selected as a director of the Company that would require disclosure under Item 401(b) of Regulation S-K.  Mr. Blake is not expected to be named to any committee of the Board of Directors.  Mr. Blake is not a party to any transactions that would require disclosure under Item 404(a) of Regulation S-K.

With the exception of the Stock Option Award Agreement and Non-Employee Director Compensation Plan described above, there is no material plan, contract or arrangement to which Mr. Blake is a party, or in which he participates, nor has there been any material amendment to any plan, contract or arrangement, by virtue of his appointment as Director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WINDTAMER CORPORATION

Date: February 11, 2010	By:	/s/ Gerald E. Brock
Name: Gerald E. Brock
Title: Chief Executive Officer